Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 12, 2021, with respect to the combined financial statements of Rev Renewables Bolt Predecessor, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 14, 2022